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                                                             Exhibit 10.03

                           MANAGEMENT INCENTIVE PLAN
              PLAN YEAR: OCTOBER 1, 2005 THROUGH DECEMBER 31, 2006

PURPOSE

The Bonus Program is designed to attract and retain experienced talented employees capable of leading the Company to meet its business objectives and to reward participants for their contributions towards achievement of Company-wide performance goals. The plan may be revised, reviewed or eliminated at any time at the discretion of the Company.

DEFINITIONS

"Company" means Light Sciences Oncology, Inc..

"Plan Year" means the fifteen month period beginning October 1, 2005 and ending December 31, 2006.

ELIGIBILITY

Company employees at all levels are eligible to participate in the bonus plan.

To be eligible for payment, an employee must have a least two quarters of eligibility in the plan year. New hires will be eligible, but the bonus is pro-rated automatically by its calculation against actual base pay received as opposed to total annualized base pay amount. Bonus payments will not be made to terminating employees unless they remain employed through December 31st of the plan year. An employee whose employment is terminated, either voluntarily or involuntarily, prior to December 31st will not be eligible to receive any payment. An employee who terminates after December 31st will receive payment as soon as both corporate and individual goals are evaluated to determine the bonus formula.

Final bonuses for all employees are calculated against cumulative actual base pay earned while eligible during a Plan Year. Payments will be made in March of the following year.

GOALS

For each Plan Year, the Board of Directors and/or the Compensation Committee of the Board of Directors will set, based on discussions and input from management, corporate goals based upon milestones important to the success of the Company. Compensation of Directors. After the end of the plan year, the Compensation Committee of the Board of Directors will review the Company's performance and determine the percentage of success achieved for each goal as completed. Bonus percentages for officers, directors, managers and employees are listed below.

The CEO and COO targets are tied 100% to achieving corporate goals. Bonus percentages for all other employees are based upon a mix of the achievement of corporate goals and individual goals. These individual goals are to be established at the beginning of the Plan Year by the employee's supervisor, in consultation with the employee, and approved by the CEO or COO.

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TARGET BONUS LEVELS

                                     Target Eligibility    % Corporate   %Individual
Position Level:                    % of annual base pay:      Goals:        Goals:
---------------                    ---------------------   -----------   -----------
CEO/Executive Chair of the Board            30%                100%
Chief Operating Officer                     30%                100%
Vice President                              25%                 80%          20%
Director                                    20%                 60%          40%
Manager                                     10%                 50%          50%
All other employees                          5%                 40%          60%

BONUS CALCULATION

The Compensation Committee will determine the completion percentage of each corporate goal at the end of the Plan Year. The average of the results of each corporate goal becomes the total bonus percentage to be used in determining the corporate section of the bonus amount. The same procedure is performed to determine the individual section of the bonus amount. Judgment may be applied to weight the various goals or provide latitude for changing conditions at the sole discretion of the Compensation Committee for corporate goals or by the department head (with the approval of the CEO or COO) for individual goals. FINAL APPROVAL BY THE COMPENSATION COMMITTEE OF THE BOARD OF THE DIRECTORS IS REQUIRED BEFORE ANY BONUS PAYOUTS ARE MADE. Once the final bonus results have been determined, they will be applied to the cumulative actual base pay amount received by each eligible individual during the plan year.

EXAMPLE:

Director level employee, cumulative actual annual base salary received for the year = $100,000
Target eligibility = 20% of $100,000 or $20,000
Corporate goal achievement = 85%
Individual goal achievement = 100%
Corporate goals weighted at 60% = $12,000 * 85%  = $10,200
Individual goals weighted at 40% = $8,000 * 100% = $ 8,000
                                                   -------
Total bonus earned =                               $18,200

Please contact the human resources department for questions or clarification. The above information does not constitute a guarantee of work, job status or employment for any period of time. The employment relationship is at will and either the employee or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment, express or implied.